CPI Corp.

news for immediate release	FOR RELEASE	January 20, 2006

FOR FURTHER INFORMATION, CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS 1706 Washington Avenue		CITY	St. Louis
STATE, ZIP	Missouri 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES BUSY SEASON SALES

AND RECEIPT OF FINANCING COMMITMENTS

St. Louis, MO, January 20, 2006 – CPI Corp. (NYSE-CPY) today announced its fourth quarter-to-date sales comparisons for the eight weeks ended January 7, 2006 compared to the eight weeks ended January 8, 2005. Total reported net sales for the eight-week period ended January 7, 2006 represent an approximate 1% increase over the comparable eight-week period of fiscal 2004, which ended on January 8, 2005. This increase was the result of a 24% increase in average sale per customer sitting partially offset by a 19% decline in customer sittings.

Fourth quarter-to-date reported sales for 2005 were negatively impacted by approximately 7% due to customary adjustments required to reflect sales in accordance with the Company’s revenue recognition policy. This policy requires sales to be recorded when portraits are delivered to customers rather than at the time of the customer sitting when the amounts due from the session are generally collected. As discussed in previous releases, the Company’s digital conversion has accelerated delivery of portraits and consequently reduced deferrals of portrait sales to subsequent accounting periods. Since the latter part of the third quarter is historically a high volume period, the lower deferral of revenues into the fourth quarter versus last year had a positive effect on reported third quarter sales and a corresponding negative effect on reported fourth quarter sales.

The Company’s disclosure of 2005 holiday sales continues a practice commenced following the 2004 holiday season in recognition of the importance of holiday sales to the Company’s annual performance. Final results for the Company’s fiscal year 2005, which ends February 4, 2006, will be reported in early April 2006.

Receipt of Financing Commitments

The Company has recently received financing commitments from two banks to amend and restate its existing credit facility to provide for a $50 million credit facility composed of a three-year, $25 million term loan (to replace an existing $18 million loan) and a $25 million

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revolving line of credit. The commitments are subject to the completion of definitive documentation and other customary closing conditions.

In addition, the lead lender under the aforementioned facility has also provided the Company with a best-efforts commitment to expand the term loan portion of the facility, at the option of the Company, by up to $15 million or a total of $40 million during 2006.

As previously announced, the Company commenced a Dutch auction self-tender offer on December 30, 2005 whereby it offered to purchase up to 1,500,000 of its common shares at a price per share ranging from a low of $17 to a high of $20. Assuming the tender offer is fully subscribed and that the $50 million credit facility discussed above is completed prior to the required funding date of the tender offer, the Company anticipates funding the purchase of the shares in the tender offer through anticipated cash on hand plus the $7 million incremental term loan proceeds from the planned refinancing.

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CPI is a portrait photography company offering photography services in the United States, Puerto Rico and Canada through Sears Portrait Studios. The Company also operates searsphotos.com, the vehicle for the Company's customers to archive, share portraits via email and order additional portraits and products.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of CPI’s common stock. The solicitation of offers to buy shares of CPI common stock will only be made pursuant to the Offer to Purchase and related materials that CPI mailed to its stockholders on December 30, 2005. Stockholders should read those materials carefully because they contain important information, including the various terms of, and conditions to, the offer. Stockholders can obtain the Offer to Purchase and related materials for free at the SEC’s website at http://www.sec.gov or from our information agent, Georgeson Shareholder Communications, Inc., by calling toll-free (877) 255-0124. We urge stockholders to carefully read those materials prior to making any decisions with respect to the tender offer.